Exhibit 10.45

Note: An asterisk (*) indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately.

MEMORANDUM OF AGREEMENT

UNION PACIFIC RAILROAD COMPANY

And

KOPPERS INC.

August 1, 2003

CAPTIONS	11

ENTIRE AGREEMENT	12

INTERPRETATION	12

ARBITRATION OF DISPUTES	12

GOVERNING LAW	12

SCHEDULES

SCHEDULE A - SPECIFICATIONS

SCHEDULE B - PRICE LIST

SCHEDULE C - PRICE ADJUSTMENTS - ANNUAL RATE REVISIONS

MEMORANDUM OF AGREEMENT

UNION PACIFIC RAILROAD COMPANY AND KOPPERS INC.

WHEREAS, Union Pacific Railroad Company (hereinafter referred to as “UP” or “Railroad”) desires to have Koppers Inc. (hereinafter referred to as “Koppers”) (i) procure untreated cross ties and switch ties for treatment with wood preservative by Koppers, (ii) treat untreated cross ties, switch ties and timbers with preservative at the Koppers facility at North Little Rock, Arkansas, and (iii) treat untreated cross ties with preservative at the Koppers facility at Denver, Colorado. (Kopper’s North Little Rock and Denver facilities are sometimes each referred to hereinafter as the “Facility” and collectively as the “Facilities”. Cross ties and switch ties together are sometimes hereinafter referred to as “Forest Products”.)

WHEREAS, Koppers desires to provide the Railroad with untreated Forest Products and to provide various treating and handling services related to the treatment of Forest Products.

NOW, THEREFORE, the parties herein agree to the following terms and conditions:

1.    PRODUCTS AND SERVICES; MINIMUM QUANTITIES

(a) Commencing with calendar year 2004 and for each calendar year thereafter during the term of this Agreement, Koppers agrees to purchase and procure on behalf of Railroad, and Railroad agrees to purchase from Koppers, a guaranteed minimum volume of (i) * untreated Forest Products for use by Koppers in the treatment of Forest Products on behalf of the Railroad at the North Little Rock Facility and (ii) * untreated Forest Products for use by Koppers in the treatment of Forest Products on behalf of the Railroad at the Denver Facility.

(b) Commencing with calendar year 2004 and for each calendar year thereafter during the term of this Agreement, Railroad agrees to purchase from Koppers a guaranteed minimum volume of (i) * treated cross ties and * switch ties from the North Little Rock Facility, and (ii) subject to Section 1(c), below, * treated cross ties from the Denver Facility (the “Denver Treated Cross Tie Guaranteed Minimum”); provided, however, that in no event shall Koppers be obligated to treat and supply in excess of 2,200,000 treated Forest Products to Railroad in any given calendar year; except that Railroad shall have the right of first refusal to purchase Forest Products in excess of 2,200,000 if additional capacity becomes available at the Facilities. In the event Railroad purchases Forest Products from Koppers that are treated at facilities owned and/or operated by Koppers other than the Facilities or the Koppers Grenada, Mississippi facility, the quantities of Forest Products treated at such other facilities will apply against the guaranteed minimum volumes set forth in this Subsection 1(b). As used herein, the term “treated Forest Products” shall mean Forest Products meeting the Specifications (as hereinafter defined).

(c) If Railroad fails to purchase the Denver Treated Cross Tie Guaranteed Minimum during any calendar year during the term of this Agreement and Koppers is not in breach of any material obligation under this Agreement, including, without limitation, its obligation to provide untreated Forest Products as set forth in Section 1(a), above, Railroad shall pay Koppers as liquidated damages an amount equal to $* times the difference between the Denver Treated Cross Tie Guaranteed Minimum and the number of treated Forest Products from the Denver Facility actually purchased by Railroad during such year. For example, Railroad would pay Koppers $* as liquidated damages if during calendar year 2004 Railroad purchased a total of * treated Forest Products from the Denver Facility and Koppers were not in breach of any material obligation hereunder ( *).

(d)] Koppers’ obligation to supply treated Forest Products in the above quantities shall at all times be subject to Railroad’s ability to deliver wood preservative and untreated Forest Products sufficient to enable Koppers to treat untreated Forest Products at said volumes.

2.    CERTAIN RESPONSIBLITIES; SPECIFICATIONS

(a) In connection with its procurement responsibilities for untreated Forest Products under this Agreement, Koppers will: (i) arrange and be responsible for transportation to the Facilities of all untreated Forest Products procured by Koppers under this Agreement that Railroad is not required to transport under Section 2(c) of this Agreement; and (ii) unload, inspect and season untreated Forest Products at the Facilities. Title to untreated Forest Products procured by Koppers shall pass to Railroad upon unloading, inspection and stacking or boultonizing at the applicable Facility.

(b) In connection with the supply to Railroad of treated Forest Products under this Agreement, Koppers shall: (i) unload, inspect and season untreated Forest Products; and (ii) unload wood preservative delivered by Railroad; and (iii) provide the other services specified on Schedule B, including pressure treating of untreated Forest Products with wood preservative in accordance with the Specifications (as hereinafter defined); and (iv) load treated Forest Products onto transportation provided by Railroad. It is understood that these services will be provided for both cross ties, switch ties and timbers at North Little Rock and for cross ties only at Denver. If Railroad determines that it is necessary to store treated Forest Products at a Facility, Koppers will store the treated Forest Products; provided, however, Koppers shall not be obligated to store at the Facilities at any given time more than the following total quantities of treated Forest Products:

North Little Rock Facility:	1,500,000 cubic feet of treated cross ties and switch ties (approximately 400,000 cross ties and switch tie equivalents).

Denver Facility	600,000 cubic feet of treated cross ties (approximately 150,000 cross ties).

The foregoing maximum Facility storage quantities are based upon limits imposed by current permits applicable to the Facilities. If, subsequent to the execution of this Agreement, Koppers is not permitted, in its reasonable judgment, to store the foregoing quantities at the Facilities, the foregoing quantities shall be reduced accordingly. Likewise, in the event Koppers, in its reasonable judgment, becomes permitted to store more than the foregoing quantities at the Facilities, it will so inform Railroad, and upon Railroad’s request, will make reasonable efforts to accommodate increased storage, not to exceed permitted quantities. Koppers shall provide to Railroad a monthly report for each Facility, setting forth a detailed inventory of all treated Forest Products stored at each Facility.

(c) Railroad will: (i) at its own cost and expense, deliver to the Facilities all untreated Forest Products and other timber not procured by Koppers sufficient to meet the orders placed; and (ii) to the maximum extent possible, deliver untreated Forest Products procured by Koppers to the Facilities at no cost to Koppers, it being understood and agreed that Railroad will, at its own cost and expense, deliver to the Denver Facility substantially all of the untreated Forest Products procured by Koppers for use at that Facility and will deliver to the North Little Rock Facility as many untreated Forest Products procured by Koppers for use at that Facility as possible; and (iii) deliver to the Facilities wood preservative to be used in the treatment of Forest Products at Railroad’s own cost and expense (it being understood that costs and expenses of switching railcars onto Railroad’s lines are included in the price for wood preservative); and (iv) arrange and provide transportation for and deliver treated Forest Products from the Facilities to Railroad’s destination(s) at Railroad’s own cost and expense; provided, however, that Koppers will pay UP for UP’s cost to transport to a Facility untreated Forest Products procured for UP by Koppers that are rejected by UP for quality-related reasons.

(d) Koppers will ensure that any Forest Products at either Facility that are owned by UP are (i) clearly identified (e.g., by signs) as the property of UP and (ii) segregated from other Koppers production with access thereto limited to Koppers’ personnel with a need for such access to comply with Koppers’ obligations under this Agreement.

(e) As used herein, the term “Specifications” shall refer to the Grading Rules and Guidelines as set forth in Schedule A– Union Pacific Railroad Grading Rules and Guidelines for Forest Products dated September 18, 2003, or such later revisions thereof as may be mutually agreed upon in writing by the parties from time to time. Should any condition develop not covered by the Specifications, Koppers agrees to consult with the Railroad representative to reach a mutually agreeable conclusion.

3.	SUPPLIER RUN WAREHOUSE AT NORTH LITTLE ROCK

Koppers will continue to provide “supplier run warehouse” services to Railroad at its North Little Rock Facility during the term of this Agreement in accordance with the current course of conduct between the parties, and Railroad shall compensate Koppers for said service as set forth on Schedule B; provided, however, Railroad may terminate the provision of these services by Koppers upon thirty (30) days’ written notice to Koppers.

4. COMPENSATION

Schedule B to this Agreement prescribes agreed upon prices which UP shall pay to Koppers for treated Forest Products and related services rendered by Koppers. Such prices shall be revised as provided in Schedule C. All prices relating to the supply of treated Forest Products are F.O.B. Koppers’ Facilities. Invoices for treated Forest Products and related services shall be presented by Koppers on a monthly basis to a designated representative of UP at each Facility (the “UP Representative”) for approval and forwarding to UP’s Omaha headquarters, with signed, correct invoices paid electronically within * days of receipt by the Accounting Department in Omaha, NE. Said invoices shall include applicable charges for Forest Products treated and related services performed during said month.

Pricing for procurement of untreated Forest Products shall be the applicable market price for untreated Forest Products at the time of their procurement, as determined by Koppers and Railroad in writing from time to time. Koppers’ obligation and ability to purchase and procure the minimum annual volumes established in Section 1(a) hereof is contingent and predicated upon establishment of competitive market pricing for untreated Forest Products. Koppers and Railroad agree to monitor the competitive issues relating to the procurement of untreated Forest Products and to adjust pricing as may be necessary to enable Koppers to fulfill its minimum annual procurement obligations established in Section 1(a). Correct invoices for procurement of untreated Forest Products shall be presented on a daily basis and shall be paid electronically within * days of receipt.

5. RIGHT TO REJECTION AND INSPECTION

UP shall have the right (i) to reject, prior to shipment from either Facility, any treated Forest Products not meeting the Specifications, (ii) of reasonable access to each Facility, (iii) to inspect and test the Forest Products at each Facility, (iv) to inspect the handling and treatment of all Forest Products at each Facility, including the right to test the strength of the treating solutions, the purity of the chemicals employed and the amounts absorbed by each charge, and (v) to inspect the fire protection and security measures provided by Koppers at each Facility. The basic treating records of Koppers, insofar as they relate to this Agreement, shall be open at all reasonable times to inspection by the Railroad during regular office hours. UP, its agents, employees or others entering for or on behalf of UP upon the Facilities shall at all times be subject to Koppers’ rules and regulations applicable to visitors to the Facilities.

UP agrees to defend, indemnify and hold harmless Koppers against all loss resulting from personal injury (including death), to the extent caused by UP, its agents, employees or other entering for or on behalf of UP upon the Facility pursuant to this Agreement. Koppers agrees to defend, indemnify and hold harmless UP against all loss resulting from personal injury (including death), to the extent caused by Koppers, its agents, employees or others entering for or on behalf of Koppers upon the property of UP pursuant to this Agreement. Notwithstanding the foregoing provisions of this Section 5, it is agreed that neither party shall be liable for any indirect or consequential loss or damage, including, but not limited to, loss of use, loss of profit or business interruption.

6.    INVENTORY

UP shall retain ownership of, and Koppers shall assume custodial responsibility for, all Forest Products tendered to Koppers for treatment pursuant to this Agreement. UP and Koppers shall jointly conduct annual physical inventory and monthly reconciliation of Forest Products at each Facility and shall be jointly responsible for the accuracy thereof. Koppers assumes custodial responsibility for Forest Products inventory owned by UP and stored on Koppers’ property. All treated and untreated Forest Products of UP at the Facility (1) shall be segregated by Koppers from other material/product at the Facility, (2) shall not be co-mingled with any other inventory, and (3) shall be clearly identified as the property of UP. Upon termination of this Agreement for any reason, or if Koppers otherwise for any reason ceases to provide treating services to UP at a Facility, UP shall have the right to immediate possession of Forest Products owned by UP and stored at the Facilities.

7.    FORCE MAJEURE

Neither party shall be liable for any delay in the shipment or acceptance of the Forest Products, or for any other interruption, delay, loss, or damage which is incurred or suffered as a result of a Force Majeure occurrence (as hereinafter defined), and the obligations of the party subject to a Force Majeure occurrence shall be excused and suspended during the period such Force Majeure remains in effect, but only to the extent made necessary by such Force Majeure; provided that both parties shall perform in accordance with this Agreement when any such interfering causes shall have been removed. “Force Majeure” as used herein shall mean a condition or cause beyond the reasonable control of a party which reasonably shall prevent the affected party from performing its obligations in the usual and normal course of its business or shall make the performance of its obligations commercially unreasonable, unfeasible or impracticable, including but not limited to: (a) acts of God, including floods, storms, earthquakes, hurricanes, tornadoes, or other severe weather or climatic conditions; (b) acts of public enemy, war, blockade, insurrection, embargo or riot; (c) fire, wreck, washout, equipment failure or explosion; (d) strike, lockout, or labor dispute; (e) shortage of energy; (f) law, ordinance, regulation, directive, order, interpretation or enforcement policy presently existing or hereinafter promulgated by any federal, state or local authority, or any agency or division thereof (relating by way of example, but not of limitation, to the environment or protection of environmental or ecological conditions) (hereinafter collectively the foregoing referred to as “law”), including any law affecting the operation of Koppers’ Facilities or its ability to produce, sell and treat with wood preservative; (g) shortage of or inability to obtain suitable raw materials (including wood preservative) from usual sources of supply; or (h) other circumstance beyond a party’s control not enumerated in the foregoing. It is agreed that each party shall use due diligence, good faith, and all reasonable efforts to remove such Force Majeure conditions, but that no party shall have to settle a strike contrary to its best interests. The occurrence of a Force Majeure situation shall act to suspend performance under this Agreement to the extent of and for the duration of the event of Force Majeure; provided, however, that (i) the duty of the Railroad to pay for delivered treated Forest Products shall never be suspended, and (ii) in the event of an event of Force Majeure affecting one of the facilities that has, or is reasonably expected to have, a duration of in excess of sixty (60) days, Koppers will, upon Railroad request, use reasonable efforts to provide treatment of UP’s Forest Products at another of Koppers’ treatment facilities acceptable to Railroad on terms and conditions mutually agreed upon by the parties at the prices set forth on Schedule B.

8.     WARRANTY – LIABILITY

Koppers warrants to UP that it will perform the services in a good and workmanlike manner and that the treated Forest Products delivered to UP under this Agreement will meet the Specifications and will be free from material defects in workmanship. KOPPERS MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER OR WITH RESPECT TO MATERIALS SUPPLIED IN CONNECTION WITH THIS AGREEMENT, INCLUDING THE TREATED FOREST PRODUCTS, WHETHER THEY ARE USED ALONE OR IN COMBINATION WITH OTHER MATERIALS AND HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

The maximum liability arising from failure to meet the above warranties shall be refund of the price paid by UP for the treated Forest Products not meeting such warranties or, at Koppers’ option, replacement of nonconforming treated Forest Products actually shipped. As a condition of any such refund or replacement, UP shall give Koppers written notice of a claim within one hundred and twenty (120) days of shipment from the Facility; provided, however, that a claim that the treated Forest Products are a species or quality not meeting the Specifications may be made anytime within seventy-two (72) months after shipment from the Facility. Failure to give such notice shall constitute a waiver of all claims in respect thereto.

It is agreed that Koppers shall not be liable for any indirect or consequential loss or damage, including, but not limited to, loss of use, loss of profit or business interruption.

The parties intend and agree that the above limitations of liability are to be effective whether the liability involved is founded on Koppers’ breach of contract, breach of warranty, tort (including active negligence and strict liability) or whether the liability involved is founded on Koppers’ sole negligence.

9.    LOSS – DAMAGE

All untreated Forest Products after inspection and acceptance, and all treated Forest Products while at the Facility, shall be and remain property of UP, and UP shall be responsible for the filing of all tax returns with respect to such property and the payment of all taxes, if any, thereon. Koppers shall be liable for the destruction, loss of or damage to the Forest Products and other property of UP at the Facility to the extent such destruction, loss or damage is caused by the negligence of Koppers, its employees or agents. Koppers agrees to maintain the area in which the Forest Products and treated Forest Products are stored with such reasonable protection against fire and theft as is commensurate with the values involved. Koppers shall develop and implement written security and spill prevention control and countermeasure (SPCC) plans as may be required by applicable laws and regulations and shall otherwise comply with applicable laws and regulations concerning Facility security. Risk of loss for treated Forest Products shall transfer to Railroad upon loading of such Forest Products onto railcars or other means of transportation.

10.    ENVIRONMENTAL AND OTHER CONCERNS

In the event any law, ordinance, regulation, directive, order, interpretation or enforcement policy presently existing or hereinafter promulgated by any federal, state or local authority, or any agency or division thereof (relating by way of example, but not of limitation, to the environment or protection of environmental or ecological conditions) requires, in the reasonable opinion of Koppers, (a) changes in the manner in which a Facility is presently being operated, or requires an expenditure of monies for capital improvements that Koppers, in its sole and absolute judgment, determines will make the continued operation of this Agreement undesirable or (b) prohibits the use of the wood preservative or makes the use of such wood preservative commercially unreasonable, unfeasible or impracticable, Koppers may, upon one hundred eighty (180) days’ prior written notice to UP, terminate this Agreement. In the event of a termination under clause (a) above, Koppers will, upon request, use reasonable efforts to provide treatment of UP’s Forest Products at another of Koppers’ treatment facilities acceptable to UP, all of which treatment shall be done on terms and/or conditions to be mutually agreed upon by both parties at prices set forth in Schedule B. In the event of a termination under this Section 10, all minimum treating requirements as set forth in the “Minimum Quantities” section of this Agreement are eliminated for the year of termination, and Koppers agrees to waive the charge for yard to car or truck on all untreated Forest Products returned to UP on account of such termination.

Nothing contained herein shall be construed or interpreted as making UP a generator of hazardous substances or wastes or an operator of a treatment, storage or disposal facility pursuant to the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Resource Conservation Recovery Act, (RCRA) or any state statute governing the generation, treatment, storage and disposal of hazardous substances or wastes.

Koppers shall assume and be responsible for all compliance with the provisions of RCRA, CERCLA and any state statute governing the generation and handling of hazardous substances or wastes at the Facilities.

If, notwithstanding the provisions of this section, UP shall be interpreted to be a hazardous substance or waste generator or operator of a treatment, storage or disposal facility under RCRA, CERCLA or any state statute governing the treatment, storage and disposal of hazardous waste, as a result of the activities provided for hereunder which occur at the Facilities, Koppers agrees to indemnify, hold harmless and defend UP for any and all costs, damages or expenses of any sort resulting from such an interpretation.

If, at a future date after execution of this Agreement, the environmental regulatory authorities make it mandatory that treated Forest Products be stored in a manner other than outdoors, such as on concrete pads and under roof, for example, and the UP is desirous of storing such treated materials, it is understood that the pricing portion of this Agreement is subject to change and that an equitable method for recovering the added operating cost entailed in such a “protected storage” situation shall be negotiated and agreed by both parties.

11.    TERM

The term of this Agreement shall commence on August 1, 2003 and shall continue through December 31, 2009 (the “Initial Term”), unless earlier terminated as specifically provided in this Agreement. Thereafter, this Agreement shall automatically renew for successive periods of two (2) years each (each, a “Renewal Term”) unless (i) Koppers gives two years’ written notice to Railroad of its intention to terminate the Agreement upon expiration of the Initial Term or any Renewal Term, as applicable, or (ii) Railroad gives twelve (12) months’ written notice to Koppers of its intention to terminate this Agreement upon expiration of the Initial Term or any Renewal Term, as applicable.

12.    CERTAIN PERFORMANCE GOALS

During the term of this Agreement Railroad and Koppers will work jointly in an effort to find, develop and implement cost savings in the procurement of untreated Forest Products and treating process at the Facilities. Any such cost savings jointly agreed upon by the parties that are implemented by Koppers shall be shared equally between Railroad and Koppers.

If requested by the UP Representative, Koppers will use reasonable efforts to achieve or exceed the performance goals set forth below to the extent reasonably possible in light of the applicable circumstances. :

North Little Rock Facility:

(a)	Band 25,000 Ties/Week
(b)	Treat – 25,000 Dry Ties/Week or Treat – 17,500 Green Ties/Week
(c)	Load – 42,000 Treated Ties/Week
(d)	Maintain banded inventory of 15,000 8' ties and 75,000 9' Ties and rotate inventory at a minimum of once per year. Old inventory will have a preference over new production for shipment.
(e)	Process all uninspected crossties within 15 working days of receipt. In a crisis mode (crosstie deliveries exceeding 150,000 ties per month), Koppers will process all Forest Products within 20 working days of receipt, barring other extraordinary circumstances.
(f)	Complete end-plating of Forest Products within 15 working days of when decision was made to end-plate.
(g)	All inbound cars unloaded within six (6) working days, with a goal of achieving unloading in five (5) days.

Denver Facility:

(a)	Band 17,300 Ties/Week
(b)	Treat – 17,300 Dry Ties/Week or Treat – 12,110 Green Ties/Week
(c)	Load – 30,000 Treated Ties/Week
(d)	Maintain banded inventory of 50,000 9' Ties and rotate inventory at a minimum of once per year. Old inventory will have a preference over new production for shipment.
(e)	Process all uninspected crossties within 15 working days of receipt. In a crisis mode (crosstie deliveries exceeding 100,000 ties per month), Koppers will process all Forest Products within 20 working days of receipt, barring other extraordinary circumstances.
(f)	Complete end-plating of Forest Products within 15 working days of when decision was made to end-plate.
(g)	All inbound cars unloaded within six (6) working days, with a goal of achieving unloading in five (5) days.
(h)	Place banding station in loading area to allow direct loading into cars thus reducing yard to car charges.

For information purposes only, the parties acknowledge that currently the North Little Rock Facility has the maximum capacity to produce approximately * cross ties per year and approximately * switch ties per year.

13.	FORECAST FOR CAPITAL EXPENDITURES

Koppers estimates that during the Initial Term it will spend a minimum of $* at its North Little Rock Facility (to, among other things, undertake a good faith effort to establish end plating operations prior to air seasoning of crossties) and a minimum of $* million at its Denver Facility (to, among other things, give it the ability to inspect and stack eight foot (8’) ties). These expenditures are expected to provide each of these Facilities with ongoing safety, quality and productivity improvements to meet or exceed UP requirements. Koppers shall provide to Railroad’s Director-Forest Products a copy of its December “Additions & Replacements in Progress” each year to support expenditures at the Facilities.

14.    ASSIGNMENT

This Agreement may not be assigned, in whole or in part, by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

15.    NOTICE

All notices, certificates, consents or other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed properly served (a) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to the intended recipient at the address or telecopier number set forth in this Agreement, provided, however, in the case of telecopy or facsimile transmission, said notices, certificates, consents or other communications must also be sent the same day via certified or registered mail delivery; (b) if sent by mail, on the third business day after the day on which deposited in certified or registered mail, postage prepaid, return receipt requested, addressed to the intended recipient at its address set forth in this Agreement; or (c) if by Federal Express or other reputable express mail service for overnight delivery, on the next business day after delivery to such express mail service, addressed to the intended recipient at its address set forth in this Agreement. All notices required or permitted to be served upon either party hereunder will be directed to:

KOPPERS INC.

Sales Manager, Class I Railroads

436 7th Avenue

Koppers Building, Room 2050

Pittsburgh, PA 15219

UNION PACIFIC RAILROAD COMPANY

Director—Forest Products

1416 Dodge Street, Room 200

Omaha, NE 68179-0200

Either party may, from time to time by written notice to the other, change its address or any designated representative for receipt of notices.

16.    NOTIFICATION OF FOLLOWING YEARS’ REQUIREMENTS

On or around November 15 of each year, UP shall advise Koppers of its approximate estimate of the number of treated Forest Products required by it from Koppers for the following year and the anticipated amount of untreated Forest Products to be shipped by UP to the Facilities. This estimate is to be updated on a monthly basis by a Railroad setup detailing all treated Forest Products required for the Facility for that given month. Railroad will advise Koppers during the course of the year as its plans change and the parties will work together reasonably to accommodate rescheduling necessitated by such changes; provided, however, that nothing in this Section shall operate to relieve the Railroad of its minimum purchase obligations under this Agreement.

17.    BINDING EFFECT

This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and permitted assigns, subject, however, to the limitations contained herein. No provision hereof shall, however, be construed to impose any personal or pecuniary liability upon any officer or employee of the parties. This Agreement shall not confer or be construed as conferring any rights, benefits or remedies on any person or entity not named as a party hereto.

18.    WAIVER

To the extent permitted by law, no delay or omission to exercise any right or power accruing upon any event of default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be expedient. Any such waiver shall be in writing and signed by the party against whom it is to operate. In order to entitle either party to exercise any remedy hereunder, it shall not be necessary to give any notice other than as may be required in this Agreement. If any covenant contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach under this Agreement.

19.    SEVERABILITY

If any term or provision of this Agreement or the application thereof to any party or circumstance be judged invalid or unenforceable to any extent, the remainder of this Agreement and the application of such terms and provisions to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, except as it might be necessary to effectuate the intent of the parties, and each provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

20.     AMENDMENTS

This Agreement may not be amended or altered except by the written agreement of the parties. Unless otherwise explicitly provided therein, no such amendment shall be deemed to extend to any prior or subsequent matter, whether or not similar to the subject matter of such amendment. Any printed term contained in any purchase order or other form or document used by Railroad to order treated Forest Products or in any acknowledgment or other form or other document used by Koppers shall be null and void and of no force and effect, and this Agreement will take precedence over and supercede any such terms, unless such terms have been agreed to in writing by both parties.

21.     EXECUTION IN COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

22.     CAPTIONS

The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions of this Agreement.

23.     ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings between the parties relating to the subject matter hereof. Any Schedule referenced herein is attached hereto and incorporated herein by such reference.

24.     INTERPRETATION

If any provision in any Schedule provided with the original executed copy of this Agreement or as amended and signed by both parties, is inconsistent with the terms of the body of this Agreement, the provision in the Schedule shall be controlling. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

25.     ARBITRATION OF DISPUTES

Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall take place (i) in Pittsburgh, Pennsylvania if UP makes the demand for arbitration, and (ii) in Omaha, Nebraska if Koppers makes the demand for arbitration. To the extent reasonably practicable, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved. All matters relating to any arbitration hereunder shall be maintained in confidence. Nothing contained in this Section shall prohibit either party from seeking equitable relief without first resorting to arbitration under such circumstances as that party’s interests hereunder and in its property will be otherwise compromised.

26. GOVERNING LAW

All questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws and regulations of the State of Nebraska, except any such laws or regulations that would require the law or regulation of another jurisdiction to apply.

WHEREOF, the parties hereto have executed this Agreement this 3rd day of November, 2003, to be effective as of August 1, 2003.

[SIGNATURES APPEAR ON NEXT PAGE.]

KOOPERS INC.

By:
Name

Title

UNION PACIFIC RAILROAD COMPANY

By:

Name

Title

SCHEDULE A

Union Pacific Railroad Grading Rules and Guidelines for Forest Products dated

September 18, 2003

VIEW ON UPRR WEBSITE

http://www.uprr.com/suppliers/sup_ovr/forest_prod.pdf

SCHEDULE B

Pricing

SCHEDULE B (Denver)

Union Pacific Railroad—Wood Treating & Preservative Price Schedule

1. PRESERVATIVE:	P2 Solution deadhead	* Gallon
	P1 Coal Tar creosote deadhead	* Gallon

SEE ITEM #12.

2. TREATING CROSSTIES:	FIRST 600,000 CROSSTIES
	6x8x8'	* EA
	7x9x8'	* EA
	7x9x8'6	* EA
	7x9x9'	* EA

600,001 - 800,000
	6x8x8'	* EA
	7x9x8'	* EA
	7x9x8'6	* EA
	7x9x9'	* EA

OVER 800,000
	6x8x8'	* EA
	7x9x8'	* EA
	7x9x8'6	* EA
	7x9x9'	* EA

***	An additional charge of $0.10 per tie will be effective for all pre bored ties.

***	A credit of $0.75 per tie will be applied for the non handling of pre inspected/pre processed ties.

3. END PLATING 7" GREEN CROSSTIES: for air seasoning (Includes Robbins/Chemstar plate price f.o.b. Denver of $0.275/ea & labor cost of $0.87/tie. Plate price is based on current end plate pricing and is subject to change.)

* TIE

Note: Plates to be ordered in full truckload quantities (71,280 plates per truck). Plates to be invoiced upon application.

4. TREATING PILING & POLES: (includes handling & sorting)		* CF

5. CREDIT REJECT TIES: (rail shipments only)		* EA

6. ARTIFICIAL SEASONING:		* CF/HR

7. LOADING MATERIAL:	YARD TO GONS - CROSSTIES	* EA
	YARD TO GONS - PILING & POLES	* LF
	ON BULKHEAD FLAT CARS	* MBF
	ON CENTER BEAMS	* CAR

8. UNLOADING MATERIAL:	TREATED TIES	* EA
	TREATED SWITCHTIES	* MBF
	LUMBER & TIMBER	* MBF
	PILING & POLES	* LF

9. LIFT TRUCK/PRENTICE:		* HR

10. BUNDLING:	CROSSTIES	* TIE

11. MISC. SERVICES:	COST OF MATERIAL + 10% & LABOR (including fringes) + 25% for supervision

12. ESCALATION:
*
2004	*
2005 & 2006	*
2007 & beyond	*

TAXABLE ITEMS @ 02.9% COLORADO TAX

@ 00.7% ADAMS COUNTY

@ 00.8% TRANSIT TAX

ALL OTHER ITEMS ARE NON-TAXABLE.

SCHEDULE B (North Little Rock)

Union Pacific Railroad—Wood Treating & Preservative Price Schedule

1. 1. STAFF SUPPORT:		*	MONTH

2. PRESERVATIVE:	(P2 Solution deadhead)		* Gallon
	(P1 Solution deadhead—To be used with		* Gallon
UPRR approval only.)

ALL PRICES ARE A PASS THROUGH COST WITH NO ADDITIVES.

SEE ITEM #29.
3. TREATING CROSSTIES:	FIRST 650,000 CROSSTIES
	6x8x8'		* EA
	7x9x8'		* EA
	7x9x8'6		* EA
	7x9x9'		* EA
650,001—800,000
	6x8x8'		* EA
	7x9x8'		* EA
	7x9x8'6		* EA
	7x9x9'		* EA
800,001—1,000,000
	6x8x8'		* EA
	7x9x8'		* EA
	7x9x8'6		* EA
	7x9x9'		* EA
1,000,001—1,300,000
	6x8x8'		* EA
	7x9x8'		* EA
	7x9x8'6		* EA
	7x9x9'		* EA
OVER 1,300,000
	6x8x8'		* EA
	7x9x8'		* EA
	7x9x8'6		* EA
	7x9x9'		* EA
***		An additional charge of $0.10 per tie will be effective for all pre bored ties.

4. TREATING SWITCHTIES: (includes handling & sorting)			* MBF

5. END PLATING SWITCHTIES: (Includes Robbins plate price f.o.b. NLR of $0.27/ea & labor price of $3.89/tie. Plate price is based on current end plate pricing and is subject to change.)			* TIE

6.     END PLATING 7" GREEN CROSSTIES: for air seasoning (Includes Robbins plate price f.o.b. NLR of $0.27/ea & labor cost of $1.61/tie. Plate price is based on current end plate pricing and is subject to change.)

* TIE

END PLATING DRY CROSSTIES: for treatment (Includes Robbins plate price f.o.b. NLR of $0.27/ea & labor cost of $0.93/tie. Plate price is based on current end plate pricing and is subject to change.)			* EA

Note: Plates to be ordered in full truckload quantities (71,280 plates per truck). Plates to be invoiced upon application.

7. TREATING LUMBER & TIMBER: (includes handling & sorting)		*	MBF
8. TREATING PILING & POLES: (includes handling & sorting)		*	CF
9. CROSSING HARD WARE: (5/8x13 spikes-Koppers invoice + 10%)		*	EA

10. TREATING CROSSINGS:	112#-119#	*	MBF
	131#-136#	*	MBF
11. RELOAD REJECT TIES:		*	EA
12. CREDIT REJECT TIES: (rail shipments only)		*	EA
13. ARTIFICIAL SEASONING:		*	CF/HR

14. INCISING LUMBER & TIMBER:		*	MBF
15. RETREATMENT:		*	CYL. CHG.

16. LOADING MATERIAL:	YARD TO GONS-CROSSTIES	*	EA
	YARD TO GONS-SWITCHTIES	*	MBF
	YARD TO GONS-LUMBER & TIMBER	*	MBF
	YARD TO GONS-PILING & POLES	*	LF
	YARD TO GONS-CROSSINGS	*	MBF
	ON BULKHEAD FLAT CARS	*	MBF
	ON CENTER BEAMS	*	CAR
17. UNLOADING MATERIAL:	TREATED TIES TREATED SWITCHTIES LUMBER & TIMBER PILING & POLES	* * * *	EA MBF MBF LF

18. FRAMING LUMBER: (elevation/dapping/sizing/drilling)		*	MBF
19. DRESSING/END TRIMMING:	BRIDGE TIES STRINGERS & CAPS	* *	MBF MBF

20. LIFT TRUCK/PRENTICE:		*	HR
21. BUNDLING: MANUAL MECHANIZED	CROSSTIES SWITCHTIES POLES/PILING CROSSTIES 10' SWITCHTIES	* * * * *	TIE MBF PC TIE TIE

22. MISC. SERVICES:	COST OF MATERIAL + 10% & LABOR (including fringes) + 25% for supervision

23. RECLASS SWITCHTIES:	*	MBF

24. TAXABLE ITEMS: THIS SECTION ELIMINATED ON 5-24-99.
25. HANDLING & LOADING MISC. PRE-PLATE ITEMS (PLATES,SPIKES) FOR DISPOSITION, PER MATERIAL MANAGER-TIES REQUEST.	*	CARLOAD

26. INSTALLATION & STEEL MATERIALS FOR BULKHEAD FLAT CARS:	*	CAR
27. REMOVE REINFORCING BARS FROM COAL CARS:	*	CAR

28. SUPPLIER RUN WAREHOUSE:	*	MONTH
29. ESCALATION:

*

2004	*

2005 & 2006	*

2007 & beyond	*

TAX EXEMPT ITEMS & SERVICES:

TREATMENT SERVICE OF ALL COMMODOTIES

EXTRA HANDLING

SPECIAL PACKAGING AND/OR BANDING ETC…

YARDING CHARGES

LOADING CHARGES

INSPECTION OF ALL MATERIAL

ANY OTHER SERVICES PERFORMED.

SCHEDULE C

ANNUAL RATE REVISIONS – Denver

The rates set forth in this contract for treating services shall be revised upward or downward in accordance with the following formula on February 1 of each contract year, beginning February 1, 2004:

❖	*

❖	L = The percentage change in the Average Hourly Earnings of Employees on Manufacturing Payrolls, as reported by the United States Department of Labor, Bureau of Labor Statistics, Employment and Earnings for the State of Colorado Annual Average of the immediately preceding year compared to the Annual Average of the second preceding year (See Hypothetical Example below).

❖	PPI = The percentage change in the Producer Price Index for Total Manufacturing Industry as reported by the United States Department of Labor, Bureau of Labor Statistics the Annual Average for the immediately preceding year compared to the Annual Average of the second preceding year (See Hypothetical Example below).

❖	A = The adjustment made to charges in the contract.

The annual adjustment will be capped at *and the adjustment cannot decrease the rates beneath the base rates.

In calculating the adjustments, all percent changes (both intermediate and final) will be rounded to the nearest hundredth of a percent and all rates will be rounded to the nearest whole cent. The rounding rule used will be that any fraction less than on-half of the noted precision will be dropped, while an fraction equal to or greater than one-half will be rounded up to the next higher value.

If the Bureau of Labor Statistics rebases either the Average Hourly Earnings of Employees on Manufacturing Payrolls or the Producer Price for Total manufacturing Industry, the rebased values will be used in subsequent adjustment calculations.

HYPOTHETICAL EXAMPLE OF ADJUSTMENT CALCULATION

For February 1, 2004 Adjustment

*

All index values and percentage changes are for illustrative purposes only.

SCHEDULE C

ANNUAL RATE REVISIONS – Little Rock

The rates set forth in this contract for treating services shall be revised upward or downward in accordance with the following formula on February 1 of each contract year, beginning February 1, 2004:

❖	*

❖	L = The percentage change in the Average Hourly Earnings of Employees on Manufacturing Payrolls, as reported by the United States Department of Labor, Bureau of Labor Statistics, Employment and Earnings for the State of Arkansas Annual Average of the immediately preceding year compared to the Annual Average of the second preceding year (See Hypothetical Example below).

❖	PPI = The percentage change in the Producer Price Index for Total Manufacturing Industry as reported by the United States Department of Labor, Bureau of Labor Statistics the Annual Average for the immediately preceding year compared to the Annual Average of the second preceding year (See Hypothetical Example below).

❖	A = The adjustment made to charges in the contract.

The annual adjustment will be capped at * and the adjustment cannot decrease the rates beneath the base rates.

In calculating the adjustments, all percent changes (both intermediate and final) will be rounded to the nearest hundredth of a percent and all rates will be rounded to the nearest whole cent. The rounding rule used will be that any fraction less than on-half of the noted precision will be dropped, while an fraction equal to or greater than one-half will be rounded up to the next higher value.

If the Bureau of Labor Statistics rebases either the Average Hourly Earnings of Employees on Manufacturing Payrolls or the Producer Price for Total manufacturing Industry, the rebased values will be used in subsequent adjustment calculations.

HYPOTHETICAL EXAMPLE OF ADJUSTMENT CALCULATION

For February 1, 2004 Adjustment

*

All index values and percentage changes are for illustrative purposes only.